NEUBERGER BERMAN INCOME FUNDS

CLASS R6
DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund
Neuberger Berman Core Plus Fund
Neuberger Berman High Income Bond Fund
Neuberger Berman Short Duration Bond Fund
Neuberger Berman Strategic Income Fund
Neuberger Berman Unconstrained Bond Fund

Date: July 10, 2017